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                                                                     Exhibit 4.1

                          Article Fourth, Section A(2)
              Series A 8% Cumulative Compounding Preferred Stock in
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            POLAROID HOLDING COMPANY


      2.    SERIES A 8.0% CUMULATIVE COMPOUNDING PREFERRED STOCK.

            (a) DESIGNATION OF SERIES, NUMBER OF SHARES. The first series of Preferred Stock shall be designated as Series A 8.0% Cumulative Compounding Preferred Stock ("SERIES A PREFERRED STOCK"), and the number of shares which shall constitute such series shall be 900,000. The par value of Series A Preferred Stock shall be $.00l per share.

            (b) RANK. With respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, Series A Preferred Stock shall rank (i) senior to (1) the Common Stock, and (2) each other class of capital stock or class or series of preferred stock issued by the Corporation after the Issue Date, the terms of which specifically provide that such class or series shall rank junior to Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (each of the securities in clauses (1) and (2) collectively referred to as "SERIES A JUNIOR SECURITIES"), (ii) on a parity with each other class of capital stock or class or series of preferred stock issued by the Corporation after the Issue Date, the terms of which do not specifically provide that they rank junior to Series A Preferred Stock or senior to Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "SERIES A PARITY SECURITIES") and (iii) junior to each other class of capital stock or other class or series of preferred stock issued by the Corporation after the Issue Date, the terms of which specifically provide that such class or series shall rank senior to Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "SERIES A SENIOR SECURITIES").

            (c)     DIVIDENDS.

                    (i) Each Holder of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series A Preferred Stock at a rate PER ANNUM equal to 8.0% of the Liquidation Preference of such share. All dividends shall be cumulative, whether or not earned or declared, and shall accrue on a daily basis from the date of issuance of Series A Preferred Stock, and shall be payable annually in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the date of issuance of such Series A Preferred Stock. Each dividend on Series A Preferred Stock shall be payable to the Holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall not be less than ten nor more than 60 days prior to the applicable Dividend Payment Date. In the event of the repurchase of any shares of Series A Preferred Stock, dividends shall cease to accrue in respect of shares of Series A

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Preferred Stock on the date of their repurchase by the Corporation unless the
Corporation shall have failed to pay the relevant repurchase price on the date fixed for repurchase. Notwithstanding anything to the contrary set forth above, unless and until such dividends are declared by the Board of Directors there shall be no obligation to pay such dividends; PROVIDED, that such dividends shall continue to cumulate and shall be paid at the time of repurchase, in the event of their repurchase, as provided herein if not earlier declared and paid.

                    (ii) All dividends paid with respect to shares of Series A Preferred Stock pursuant to paragraph A(2)(c)(ii) of this Article Fourth shall be paid PRO RATA to the Holders entitled thereto.

                    (iii) Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders of record on any date as may be fixed by the Board of Directors, which date is not more than 60 days prior to the payment of such dividends.

                    (iv) No dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends or other distributions on any Series A Parity Securities for any period, and no Series A Parity Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for such payment, unless (i) full Accumulated Dividends have been paid or set apart for such payment on the Series A Preferred Stock and Series A Parity Securities for all Dividend Periods terminating on or prior to the date of payment of such dividends or distributions on, or such repurchase, redemption or other retirement of, such Series A Parity Securities (the "SERIES A PARITY PAYMENT DATE") and (ii) an amount equal to a prorated dividend on the Series A Preferred Stock and Series A Parity Securities at the customary dividend rates for such securities for the period from the Dividend Payment Date immediately prior to the Series A Parity Payment Date to the Series A Parity Payment Date have been paid or set apart for payment. In the event that such dividends are not paid in full or set apart for payment with respect to all outstanding shares of Series A Preferred Stock and of any Series A Parity Securities and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Series A Preferred Stock and of any Series A Parity Securities in proportion to the full amount to which they would otherwise be respectively entitled.

                    (v) The Holders of Series A Preferred Stock shall be entitled to receive the dividends provided for in paragraph A(2)(c)(v) of this Article Fourth in preference to and in priority over any dividends upon any of the Series A Junior Securities, so that if at any time full Accumulated Dividends on all shares of Series A Preferred Stock then outstanding have not been paid for all Dividend Periods then elapsed and a prorated dividend on the Series A Preferred Stock at the rate aforesaid from the Dividend Payment Date immediately preceding the Series A Junior Payment Date (as defined below) to the Series A Junior Payment Date have not been paid or set aside for payment, the amount of such unpaid dividends shall be paid before any sum shall be set aside for or applied by the Corporation to the purchase, redemption or other acquisition for value of any shares of Series A Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Series A Junior Securities (the date of any such actions to be referred to as the "SERIES A JUNIOR PAYMENT DATE"); PROVIDED, HOWEVER, that without the written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of the Holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the

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Holders of Series A Preferred Stock called for such purpose, no dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends or other distributions on any Series A Junior Securities for any period, and no Series A Junior Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for such payment, while any shares of Series A Preferred Stock are outstanding; PROVIDED, FURTHER, HOWEVER, that nothing contained in this paragraph A(2)(c)(v) of this Article Fourth shall prohibit the Corporation from (i) repurchasing shares of Series A Junior Securities from a holder thereof who is, or was, a director or employee of the Corporation (or an affiliate of the Corporation) and (ii) making dividends, other distributions, redemptions, repurchases or acquisitions in respect of Series A Junior Securities payable in Series A Junior Securities and cash in lieu of fractional shares of such Series A Junior Securities.

                    (vi) Dividends payable on Series A Preferred Stock for any period less than one year shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which such dividends are payable.

                    (vii) The Corporation shall not claim any deduction from gross income for dividends paid on Series A Preferred Stock in any Federal income tax return, claim for refund or other statement, report or submission made to the Internal Revenue Service, and shall not make any election or take any similar action to effectuate the foregoing except, in each case, if there shall be a change in law such that the Corporation may claim such dividends as deductions from gross income without affecting the ability of the Holders to claim the dividends received deduction under Section 243(a)(1) of the Internal Revenue Code of 1986, as amended (the "CODE"), or any successor provision. At the reasonable request of any Holder (and at the expense of such Holder), the Corporation shall join in the submission to the Internal Revenue Service of a request for a ruling that the dividends paid on Series A Preferred Stock shall be eligible for the dividends received deduction under Section 243(a)(1) of the Code (or any successor provision). In addition, the Corporation shall cooperate with any Holder (at the expense of such Holder) in any litigation, appeal or other proceeding relating to the eligibility for the dividends received deduction under Section 243(a)(l) of the Code (or any successor provision) of any dividends (within the meaning of Section 316(a) of the Code or any successor provision) paid on Series A Preferred Stock. To the extent possible, the principles of this paragraph A(2)(c)(vii) of this Article Fourth shall also apply with respect to state and local income taxes.

            (d)     LIQUIDATION PREFERENCE.

                    (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of all shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Liquidation Preference per share, plus an amount equal to a prorated dividend from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up, before any distribution is made on any Series A Junior Securities. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the application of all amounts available for payments with respect to Series A Preferred Stock and all other Series A Parity Securities would not result in payment in full of Series A Preferred Stock and such other Series A Parity Securities, the Holders of Series A Preferred Stock and holders of Series A Parity Securities shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference to which each is entitled. After payment in full pursuant to this paragraph A(2)(d)(i) of this Article Fourth, the Holders of Series A Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

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                    (ii)  For the purposes of paragraph A(2)(d)(i) of this
Article Fourth, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of the business of the Corporation; PROVIDED, HOWEVER, that, unless otherwise agreed to by the Holders of a majority of the outstanding shares of Series A Preferred Stock (such agreement to be evidenced by the written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of such Holders at a meeting called for such purpose), any consolidation or merger of the Corporation in which the Corporation is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the business of the Corporation within the meaning of this paragraph A(2)(d)(ii) of this Article Fourth if (A) in connection therewith, the holders of Common Stock of the Corporation receive as consideration, whether in whole or in part, for such Common Stock (i) cash, (ii) notes, debentures or other evidences of indebtedness or obligations to pay cash or (iii) preferred stock of the surviving entity which ranks on a parity with or senior to the preferred stock received by Holders of the Series A Preferred Stock with respect to liquidation or dividends or (B) the Holders of the Series A Preferred Stock do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the Holders than) the rights, powers and preferences of the Series A Preferred Stock.

            (e)     REDEMPTION.

                    (i)   MANDATORY REDEMPTION.

                          (1)   Subject to the rights of any Series A Senior
Securities and Series A Parity Securities, upon a Change of Control or an Initial Public Offering all of the outstanding shares of Series A Preferred Stock shall be redeemed on the Mandatory Redemption Date in the manner provided in paragraph A(2)(e)(i)(2) of this Article Fourth, at a redemption price per share equal to the Liquidation Preference per share, plus an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Mandatory Redemption Date to the Mandatory Redemption Date; PROVIDED, HOWEVER, that the Corporation shall not be obligated to make a redemption otherwise required by this paragraph A(2)(e)(i)(1) of this Article Fourth if such redemption shall have been waived, prior to the Mandatory Redemption Date, by the Holders of a majority of the outstanding shares of Series A Preferred Stock (such waiver to be evidenced by the written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of such Holders at a meeting called for such purpose).

                          (2)   Each Holder shall surrender the certificate or
certificates representing such shares of Series A Preferred Stock being so redeemed to the Corporation, duly endorsed, in the manner and at the place designated by the Corporation in writing to each such Holder as soon as reasonably practicable prior to the Mandatory Redemption Date, and on the Mandatory Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof; and each surrendered certificate shall be canceled and retired. From and after the Mandatory Redemption Date, unless the Corporation defaults in the payment in full of the redemption price, dividends on Series A Preferred Stock shall cease to accumulate and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Mandatory Redemption Date other than the right to receive the redemption price without interest.

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                    (ii)  OPTIONAL REDEMPTION.

                          (1)   Subject to the rights of any Series A Senior
Securities and Series A Parity Securities, the Corporation may, at its option, redeem at any time or from time to time, from any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph A(2)(e)(iii) of this Article Fourth, any or all of the shares of Series A Preferred Stock, at a redemption price equal to the Liquidation Preference per share, plus an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Optional Redemption Date to the Optional Redemption Date, unless such prorated dividend has been declared and paid or declared and set aside for payment pursuant to paragraph (2) below.

                          (2)   No partial redemption of Series A Preferred
Stock pursuant to paragraph A(2)(e)(ii) of this Article Fourth may be authorized or made unless prior thereto, full accrued and unpaid dividends on all outstanding shares of Series A Preferred Stock for all Dividend Periods terminating on or prior to the Optional Redemption Date plus an amount equal to a prorated dividend on all outstanding shares of Series A Preferred Stock for the period from the Dividend Payment Date immediately prior to the Optional Redemption Date to the Optional Redemption Date have been or immediately prior to the Redemption Notice are declared and paid in cash or are declared and there has been a sum set apart sufficient for such cash payment on the Optional Redemption Date.

                          (3)   In the event of a redemption pursuant to this
paragraph A(2)(e)(ii) of this Article Fourth of only a portion of the then outstanding shares of Series A Preferred Stock, the Corporation shall effect such redemption PRO RATA according to the number of shares held by each Holder of Series A Preferred Stock; PROVIDED, HOWEVER, that nothing in this paragraph A(2)(e)(ii) of this Article Fourth shall prohibit the Corporation from (i) repurchasing shares of Series A Preferred Stock from a Holder who is, or was, a director or employee of the Corporation (or an affiliate of the Corporation) and
(ii) effecting such redemption only with such Holder.

                    (iii) PROCEDURES FOR OPTIONAL REDEMPTION.

                          (1)   At least 5 days and not more than 60 days prior
to the date fixed for any redemption of Series A Preferred Stock pursuant to paragraph A(2)(e)(ii) of this Article Fourth, written notice (the "REDEMPTION Notice") shall be given to each Holder of record of Series A Preferred Stock on the record date fixed for such redemption of Series A Preferred Stock at such Holder's address as set forth on the stock register of the Corporation on such record date; such Redemption Notice shall be given by overnight delivery service if such notice is less than ten (10) days prior to the Optional Redemption Date and by overnight delivery service or first class mail, postage prepaid, if such notice is ten (10) or more days prior to the Optional Redemption Date, PROVIDED, HOWEVER, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which shares of Series A Preferred Stock may be listed or admitted to trading, the Redemption Notice shall state:

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                          (A)   redemption price;

                          (B)   whether all or less than all of the outstanding
shares of Series A Preferred Stock redeemable thereunder are to be redeemed and the aggregate number of shares of Series A Preferred Stock being redeemed;

                          (C)   the number of shares of Series A Preferred Stock
held, as of the appropriate record date, by the Holder that the Corporation intends to redeem;

                          (D)   the Optional Redemption Date;

                          (E)   that the Holder is to surrender to the
Corporation, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed; and

                          (F)   that dividends on the shares of Series A
Preferred Stock to be redeemed shall cease to accumulate on such Optional Redemption Date unless the Corporation defaults in the payment of the redemption price.

            Upon the mailing of any such Redemption Notice, the Corporation shall become obligated to redeem, on the Optional Redemption Date specified therein, all shares of Series A Preferred Stock called for redemption.

                    (2) Each Holder shall surrender the certificate or certificates representing such shares of Series A Preferred Stock being so redeemed to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Optional Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof; and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                    (3) If a Redemption Notice has been mailed in accordance with paragraph A(2)(e)(iii) of this Article Fourth above, unless the Corporation defaults in the payment in full of the redemption price, dividends on Series A Preferred Stock called for redemption shall cease to accumulate on the Optional Redemption Date, and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Optional Redemption Date, other than the right to receive the redemption price without interest.

            (iv) DEPOSIT OF FUNDS. The Corporation's obligation to deliver funds in accordance with this paragraph A(2)(e) of this Article Fourth shall be deemed fulfilled if, on or before a Mandatory Redemption Date or Optional Redemption Date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, such funds as are required to be delivered by the Corporation pursuant to this paragraph A(2)(e) of this Article Fourth upon the occurrence of the related redemption, in trust for the account of the Holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company, or affiliate, that such funds be delivered upon redemption of the shares of Series A Preferred Stock to be redeemed. Any interest accrued on such funds shall be paid to the Corporation from time to

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time. Upon surrender of the certificates representing the shares of Series A
Preferred Stock to be redeemed, each Holder shall thereupon be entitled to any funds payable pursuant to this paragraph A(2)(e) of this Article Fourth following such surrender and following the date of such redemption.

            (f)     VOTING RIGHTS.

                    (i) The Holders of Series A Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation, except as otherwise required by Delaware law or this Certificate and except that without the written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of the Holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the Holders of Series A Preferred Stock called for such purpose, the Corporation shall not (1) create, authorize or issue any other class or series of stock entitled to a preference prior to or on a parity with Series A Preferred Stock upon any dividend or distribution or any liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of any such other class or series, or (2) amend, alter or repeal any provision of this Certificate so as to materially adversely affect the relative rights and preferences of the Series A Preferred Stock.

                    (ii) In any case in which the Holders of Series A Preferred Stock shall be entitled to vote, each Holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held unless otherwise required by applicable law.

            (g) CONVERSION OR EXCHANGE. The Holders of Series A Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

            (h) REISSUANCE OF SERIES A PREFERRED STOCK. Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, it being understood that the Corporation may reissue shares of Series A Preferred Stock which are reacquired by the Corporation from a Holder who is, or was, an employee or director of the Corporation (or a subsidiary of the Corporation).

            (i)     CERTAIN ADDITIONAL PROVISIONS.

                    (i) BUSINESS DAY. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

                    (ii) NO PREEMPTIVE RIGHTS. No Holder of Series A Preferred Stock, as such, will possess any preemptive rights to subscribe for or acquire any unissued shares of Capital Stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe for or acquire shares of Capital Stock of the Corporation.

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                    (iii) METHOD OF PAYMENT. Series A Preferred Stock shall be payable as to Liquidation Preference, dividends, redemption payments, cash in lieu of fractional shares or other payments at the office of the Corporation maintained for such purpose or, at the option of the Corporation, payment of dividends may be made by check mailed to the Holders at their addresses set forth in the stock register of the Corporation.

                    (iv) PROHIBITIONS AND RESTRICTIONS IMPOSED BY SENIOR SECURITIES AND INDEBTEDNESS. To the extent that any action required to be taken by the Corporation under this Certificate shall be prohibited or restricted by the terms of Series A Senior Securities or any contract or instrument to which the Corporation is a party or by which it is bound in respect of the incurrence of indebtedness, the Corporation's actions shall be delayed until such time as such prohibition or restriction is no longer in force.

                    (v) RESERVATION OF RIGHT. The Board of Directors of the Corporation reserves the right by subsequent amendment of this Section A(2) of this Article Fourth from time to time to increase or decrease the number of shares which constitute the Series A Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Section A(2) of this Article Fourth within the limitations provided by law and this Certificate.

            (j) DEFINITIONS. As used in this Section A(2) of this Article Fourth , the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and VICE VERSA), unless the context otherwise requires:

                    "ACCUMULATED DIVIDENDS" means (i) with respect to any share of Series A Preferred Stock, the dividends that have accrued on such share as of such specific date for Dividend Periods ending on or prior to such date and that have not previously been paid in cash and (ii) with respect to any Series A Parity Security, the dividends that have accrued and are due on such security as of such specific date.

                    "ANNUAL DIVIDEND PERIOD" means the annual period commencing on each July 1 and ending on the following Dividend Payment Date, respectively.

                    "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by law or executive order to close.

                    "CAPITAL STOCK" means any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock including, without limitation, partnership interests.

                    "CHANGE OF CONTROL" means, with respect to the Corporation, the occurrence of any of the following: (i) if any "person" or "group" (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act, or any successor provisions to either of the foregoing, but excluding any stockholder who or which owns 5% or more of the outstanding Common Stock of the Corporation on the Issue Date), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Corporation then outstanding; or (ii) if the Corporation consolidates or merges

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with or into any other Person, other than a consolidation or merger in which the outstanding Voting Stock of the Corporation remains outstanding or is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of the Corporation's outstanding Voting Stock immediately before that transaction beneficially own, directly or indirectly, more than 50% of the Voting Stock, measured by the voting power rather than number of shares, of the surviving Person immediately following that transaction; or (iii) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Corporation and its subsidiaries considered as a whole.

                    "DIVIDEND PAYMENT DATE" means June 30 of each year.

                    "DIVIDEND PERIOD" means the Initial Dividend Period and, thereafter, each Annual Dividend Period.

                    "HOLDER" means a holder of shares of Series A Preferred
Stock.

                    "INITIAL DIVIDEND PERIOD" means the dividend period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter.

                    "INITIAL PUBLIC OFFERING" shall mean a sale of Common Stock in a bona fide, firm commitment underwriting registered under the Securities Act (other than a Registration Statement on Forms S-8 or S-4 or any similar or successor forms or any registration statement relating to an exchange offer or an offering of securities solely to the Company's employees or securityholders or used in connection with an acquisition or business combination, or used to offer and sell a combination of debt and equity securities of the Company in which (i) not more than 20% of the gross proceeds from such offering is attributable to the equity securities and (ii) after giving effect to such offering, the Company does not have a class of equity securities required to be registered under the Exchange Act) where the aggregate net proceeds received by the Company are not less than $50,000,000.

                    "ISSUE DATE" means July 31, 2002.

                    "LIQUIDATION PREFERENCE" means, on any specific date, with respect to any share of Series A Preferred Stock, the sum of (i) $100.00 per share plus (ii) the Accumulated Dividends with respect to such share.

                    "MANDATORY REDEMPTION DATE" means the closing date of a Change of Control or the Corporation's Initial Public Offering.

                    "OPTIONAL REDEMPTION DATE" means the date on which shares of Series A Preferred Stock are redeemed by the Corporation pursuant to paragraph A(2)(e)(ii) of this Article Fourth.

                    "PERSON" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.

                    "SERIES A JUNIOR PAYMENT DATE" has the meaning given to such term in paragraph A(2)(c)(v) of this Article Fourth.

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                    "SERIES A JUNIOR SECURITIES" has the meaning given to such term in paragraph A(2)(b) of this Article Fourth.

                    "SERIES A PARITY PAYMENT DATE" has the meaning given to such term in paragraph A(2)(c)(iv) of this Article Fourth.

                    "SERIES A PARITY SECURITIES" has the meaning given to such term in paragraph A(2)(b) of this Article Fourth.

                    "SERIES A PREFERRED STOCK" has the meaning given to such term in paragraph A(2)(a) of this Article Fourth.

                    "SERIES A SENIOR SECURITIES" has the meaning given to such term in paragraph A(2)(b) of this Article Fourth.

                    "VOTING STOCK" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors, or persons performing similar functions, of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

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